Exhibit 4.19

The issue of this Note has been given Registration No. 05-2016-E by the Ministry of Finance and Public Credit of Mexico on February 3, 2016.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CEDE & CO.), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A U.S. GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER. THIS NOTE MAY NOT BE EXCHANGED, IN WHOLE OR IN PART, FOR A NOTE REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF EXCEPT IN THE LIMITED CIRCUMSTANCES SET FORTH IN SECTION 3.05(a) OF THE INDENTURE.

PETRÓLEOS MEXICANOS

(A Productive State-Owned Company of the Federal Government of the United Mexican States)

5.500% Notes due 2019

Jointly and Severally Guaranteed by

PEMEX EXPLORACIÓN Y PRODUCCIÓN, PEMEX TRANSFORMACIÓN

INDUSTRIAL, PEMEX PERFORACIÓN Y SERVICIOS, PEMEX LOGÍSTICA AND

PEMEX COGENERACIÓN Y SERVICIOS

REGISTERED

NO. R-1

The following summary of terms is subject to the information set forth on the reverse hereof.

PRINCIPAL AMOUNT:	U.S. $•
SPECIFIED CURRENCY:	U.S. dollars (“U.S. $” or “$”)
STATED MATURITY:	February 4, 2019
ISSUE DATE:	•, 2016
CUSIP NO.:	71654Q BZ 4
INTEREST PAYMENT DATES:	February 4 and August 4 of each year, commencing on February 4, 2017
PRINCIPAL PAYING AGENT AND TRANSFER AGENT:	Deutsche Bank Trust Company Americas
PAYING AGENTS AND TRANSFER AGENTS:	Deutsche Bank Luxembourg S.A.

Petróleos Mexicanos (herein called “Petróleos Mexicanos” or the “Issuer,” which terms include any successor entity under the Indenture hereinafter referred to), a productive state-owned company of the Federal Government (the “Mexican Government”) of the United Mexican States (“Mexico”), for value received, hereby promises, in accordance with and subject to the provisions set forth on the face and reverse hereof, to pay to Cede & Co., or registered assigns, at the Stated Maturity specified above or on such earlier date as the same may become payable in accordance with the terms hereof, the principal amount specified above in U.S. dollars or such other redemption amount as may be specified herein, and to pay in arrears on the dates specified herein interest on such principal amount at the rate or rates specified herein, until the principal amount hereof is paid or made available for payment.

Unless defined herein, capitalized terms used herein shall have the meanings assigned to them on the reverse hereof and in the indenture dated as of January 27, 2009, between Petróleos Mexicanos, as the Issuer, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee,” which expression shall include any successor to Deutsche Bank Trust Company Americas, in its capacity as such), as supplemented by (i) the First Supplemental

Indenture, dated as of June 2, 2009, among the Issuer, the Trustee and Deutsche Bank AG, London Branch as International Paying Agent, (ii) the Second Supplemental Indenture, dated as of October 13, 2009, among the Issuer, the Trustee, Credit Suisse, as Principal Swiss Paying Agent and Authenticating Agent, and BNP Paribas (Suisse) S.A., as Swiss Paying Agent, (iii) the Third Supplemental Indenture, dated as of April 10, 2012, among the Issuer, the Trustee and Credit Suisse AG, as Swiss Paying Agent and Authenticating Agent, (iv) the Fourth Supplemental Indenture, dated as of June 24, 2014, between the Issuer and the Trustee, (v) the Fifth Supplemental Indenture, dated as of October 15, 2014, between the Issuer and the Trustee, (vi) the Sixth Supplemental Indenture, dated as of December 8, 2015, among the Issuer, the Trustee, BNP Paribas (Suisse) SA, as Principal Swiss Paying Agent and Authenticating Agent, and Credit Suisse AG, as Swiss Paying Agent, and (vii) the Seventh Supplemental Indenture, dated as of June 14, 2016, among the Issuer, the Trustee, Credit Suisse AG, as the Principal Swiss Paying Agent and Authentication Agent, and UBS AG, as Swiss Paying Agent (as supplemented, the “Indenture”).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated:  •, 2016

PETRÓLEOS MEXICANOS

By:
	Name:	Carlos Caraveo Sánchez
	Title:	Associate Managing Director of Finance of Petróleos Mexicanos

CERTIFICATE OF AUTHENTICATION

This is one of the series of Securities designated herein issued under the within-mentioned Indenture.

Dated:  •, 2016

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee

By:
Authorized Signatory

REVERSE OF NOTE

1.  This Note is one of a duly authorized series of Securities of Petróleos Mexicanos (the “Issuer”) designated as its U.S. $750,000,000 5.500% Notes due 2019 (the “Notes”), issued and to be issued in accordance with an indenture dated as of January 27, 2009, between the Issuer and Deutsche Bank Trust Company Americas, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by (i) the First Supplemental Indenture, dated as of June 2, 2009, among the Issuer, the Trustee and Deutsche Bank AG, London Branch as International Paying Agent, (ii) the Second Supplemental Indenture, dated as of October 13, 2009, among the Issuer, the Trustee, Credit Suisse, as Principal Swiss Paying Agent and Authenticating Agent, and BNP Paribas (Suisse) S.A., as Swiss Paying Agent, (iii) the Third Supplemental Indenture, dated as of April 10, 2012, among the Issuer, the Trustee and Credit Suisse AG, as Swiss Paying Agent and Authenticating Agent, (iv) the Fourth Supplemental Indenture, dated as of June 24, 2014, between the Issuer and the Trustee, (v) the Fifth Supplemental Indenture, dated as of October 15, 2014, between the Issuer and the Trustee, (vi) the Sixth Supplemental Indenture, dated as of December 8, 2015, among the Issuer, the Trustee, BNP Paribas (Suisse) SA, as Principal Swiss Paying Agent and Authenticating Agent, and Credit Suisse AG, as Swiss Paying Agent, and (vii) the Seventh Supplemental Indenture, dated as of June 14, 2016, among the Issuer, the Trustee, Credit Suisse AG, as the Principal Swiss Paying Agent and Authentication Agent, and UBS AG, as Swiss Paying Agent (as supplemented, the “Indenture”), copies of which Indenture are on file and available for inspection at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York and, so long as the Notes are listed on the Luxembourg Stock Exchange and such Exchange shall so require, at the office of the Paying Agent in Luxembourg. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The Notes are limited to an aggregate initial principal amount of U.S. $750,000,000, subject to increase as provided in Paragraph 10 below. Capitalized terms not otherwise defined herein or on the face of this Note shall have the meanings assigned to them in the Indenture.

The Notes are direct, unsecured and unsubordinated Public External Indebtedness (as defined in Paragraph 8 below) of the Issuer for money borrowed and will at all times rank pari passu with each other. The payment obligations of the Issuer under the Notes will, except as may be provided by applicable law and subject to Section 10.06 of the Indenture, at all times rank pari passu with all other present and future unsecured and unsubordinated Public External Indebtedness for money borrowed of the Issuer. The Notes are not obligations of, or guaranteed by, the United Mexican States (“Mexico”).

The Issuer’s payment obligations under the Notes and the Indenture will have the benefit of unconditional, joint and several guaranties (the “Guaranties”) as to payment of principal, interest and any other amounts payable by the Issuer under the Notes from each of Pemex Exploración y Producción, Pemex Transformación Industrial, Pemex Perforación y Servicios, Pemex Logística and Pemex Cogeneración y Servicios, each a productive state-owned company of the Federal Government (each, a “Guarantor” and, together, the “Guarantors”), pursuant to a guaranty agreement, dated July 29, 1996 (the “Guaranty Agreement”), among the Issuer and Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica, each a decentralized public entity and former subsidiary entity of Petróleos Mexicanos, whose rights and obligations under the Guaranty Agreement were expressly assumed by the Guarantors effective as of November 1, 2015. The Issuer has designated each of the Indenture and the Notes as obligations of the Issuer entitled to the benefits of the Guaranty Agreement, pursuant to certificates of designation, each dated January 27, 2009, January 14, 2010, December 22, 2010, January 22, 2013, January 31, 2014, January 22, 2015, January 25, 2016 and February 4, 2016, respectively (the “Certificates of Designation”).

The Notes are denominated in U.S. dollars. Payments on the Notes will be made in U.S. dollars. The Notes are issuable only in fully registered form, without interest coupons. The Notes are issuable in authorized denominations of U.S. $10,000 and integral multiples of U.S. $1,000 in excess thereof.

2.  (a)  The Notes will bear interest from August 4, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 5.500% per annum, until the principal hereof has been paid or duly made available for payment. The interest on this Note shall be payable in arrears on each Interest Payment Date specified on the face hereof, and shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Any payment on this Note due on any day which is not a Business Day in The City of New York or the place of payment need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no interest shall accrue for the period from and after such due date. “Business Day,” as used herein with respect to any particular location, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such location are authorized or obligated by law to close in such location.

(b)  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the 15th day (whether or not a Business Day) (the “Regular Record Date”) next preceding such Interest Payment Date; provided that interest payable at Stated Maturity will be payable to the person to whom principal shall be payable; and provided, further, that if this Note is a Global Security, any payment of interest on this Note shall be made to the applicable Depositary or its nominee, as the registered owner hereof. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

(c)  Payment of principal (and premium, if any) and any interest due with respect to the Notes at Stated Maturity will be made in immediately available funds upon surrender of such Notes at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, or at the specified office of any other Paying Agent, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of principal (and premium, if any) and any interest in respect of this Note to be made other than at Stated Maturity or upon redemption will be made by check mailed on or before the due date for such payments to the address of the persons entitled thereto as they appear in the Security Register; provided that (i) the applicable Depositary, as Holder of the Global Securities, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (ii) a Holder of U.S. $10,000,000 in aggregate principal or face amount of Notes having the same Interest Payment Date shall be entitled to receive payments of interest by wire transfer to an account maintained by such Holder at a bank located in the United States as may have been appropriately designated by such person to the Paying Agent in writing no later than the relevant Regular Record Date. Unless such designation is revoked, any such designation made by such Holder with respect to such Note shall remain in effect with respect to any further payments with respect to such Note payable to such Holder.

3.  (a)  The Issuer shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Notes may be surrendered for registration of transfer or exchange. The Issuer has initially appointed the Corporate Trust Office of the Trustee as its agent in the Borough of Manhattan, The City of New York, for such purpose and has agreed to cause to be kept at such office a register in which, subject to such reasonable regulations as it may prescribe, the Issuer will provide for the registration of Notes and registration of transfers of Notes. The Issuer reserves the right to vary or terminate the appointment of the Trustee as security registrar or of any Transfer Agent or to appoint additional or other registrars or Transfer Agents or to approve any change in the office through which any security registrar or any Transfer Agent acts, provided that there will at all times be a security registrar in the Borough of Manhattan, The City of New York and, so long as the Notes are listed on the Luxembourg Stock Exchange and such Exchange shall so require, a Transfer Agent in Luxembourg.

(b)  The transfer or exchange of a Note is registrable on the aforementioned register upon surrender of such Note at the Corporate Trust Office of the Trustee or any Transfer Agent duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing. Upon such surrender of a Note for registration of transfer, the Issuer shall execute one or more new Notes of any authorized denominations and of a like form, tenor and terms and a like aggregate principal amount, and the Trustee shall authenticate and deliver in the name of the designated transferee or transferees, such new Notes, dated the date of authentication thereof. At the option of the Holder upon request confirmed in writing, Notes may be exchanged for Notes of any authorized denominations and of a like form, tenor and terms and a like aggregate principal amount upon surrender of the Notes to be exchanged at the office of any Transfer Agent or at the corporate trust office of the Trustee. Whenever any Notes are so surrendered for exchange, the Issuer shall execute the Notes which the Holder making the exchange is entitled to receive, and the Trustee shall authenticate and deliver such Notes.

(c)  Any registration of transfer or exchange will be effected upon the Transfer Agent or the Trustee, as the case may be, being satisfied with the documents of title and identity of the person making the request and subject to such reasonable regulations as the Issuer may from time to time agree with any Transfer Agents and the Trustee.

(d)  In the event of a redemption of Notes in part (if permitted by the provisions hereof), the Issuer shall not be required (i) to register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before, and continuing until, the date on which notice is given identifying the Notes to be redeemed, or (ii) to register the transfer of or exchange any Note, or portion thereof, called for redemption.

(e)  All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange. No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp tax or other governmental charge payable in connection therewith, other than an exchange in connection with a partial redemption of a Note not involving any registration of a transfer.

Prior to due presentment of this Note for registration of transfer, the Issuer, each Guarantor, the Trustee and any agent of the Issuer, any Guarantor or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer, any Guarantor, the Trustee nor any such agent shall be affected by any notice to the contrary.

4.  The Issuer shall pay to the Trustee at its principal office in the Borough of Manhattan, The City of New York, on or prior to 11:00 a.m., New York City time, on each Interest Payment Date, any Redemption Date and at the Stated Maturity of the Notes, in such amounts sufficient (with any amounts then held by the Trustee and available for the purpose) to pay the interest on, the Redemption Price of and accrued interest (if the Redemption Date is not an Interest Payment Date) on, and the principal of, the Notes due and payable on such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be. The Trustee shall apply the amounts so paid to it to the payment of such interest, Redemption Price and principal in accordance with the terms of the Notes. Any monies paid by the Issuer to the Trustee for the payment of the principal, premium (if any) or interest on any Notes and remaining unclaimed at the end of two years after such principal (or premium, if any) or interest shall have become due and payable (whether at the Stated Maturity, upon call for redemption or otherwise) shall then be repaid to the Issuer upon its written request, and upon such repayment all liability of the Trustee with respect thereto shall cease, without, however, limiting in any way any obligation the Issuer may have to pay the principal of (and premium, if any) and interest on each Note as the same shall become due. Notwithstanding the foregoing, the right of the Holders to receive any payment of principal of (whether on the Stated Maturity, upon call for redemption or otherwise) or interest on the Notes will become void at the end of five years after the due date for such payment.

5.  (a)  The Issuer will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority of or in the foregoing with respect to the Indenture or the issuance of this Note. Except as otherwise provided herein, the Issuer shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein.

(b)  The Issuer, or, in the case of a payment by a Guarantor, such Guarantor, will pay to the Holder of this Note such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment made by the Issuer or a Guarantor on this Note after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by Mexico or any political subdivision or taxing authority thereof or therein (“Mexican Withholding Taxes”), will not be less than the amount provided for in this Note and in the Indenture to be then due and payable on this Note. The foregoing obligation to pay Additional Amounts, however, will not apply to (i) any Mexican Withholding Taxes that would not have been imposed or levied on the Holder of this Note but for the existence of any present or former connection between such Holder and Mexico or any political subdivision or territory or possession thereof or area subject to its jurisdiction, including, without limitation, such Holder (A) being or having been a citizen or resident thereof, (B) maintaining or having maintained an office, permanent establishment or branch therein, or (C) being or having been present or engaged in trade or business therein, except for a connection solely arising from the mere ownership of, or receipt of payment under, this Note; (ii) except as otherwise provided, any estate, inheritance, gift, sales, transfer or personal property or similar tax, assessment or other governmental charge; (iii) any Mexican Withholding Taxes that are imposed or levied by reason of the failure by such Holder to comply with any certification, identification, information, documentation, declaration or other reporting requirement that is required or imposed by a statute, treaty, regulation, general rule or administrative practice as a precondition to exemption from, or reduction in the rate of, the imposition, withholding or deduction of any Mexican Withholding Taxes; provided that at least 60 days prior to (A) the first payment date with respect to which the Issuer or a Guarantor shall apply this clause (iii) and, (B) in the event of a change in such certification, identification, information, documentation, declaration or other reporting requirement, the first payment date subsequent to such change, the Issuer or a Guarantor, as the case may be, shall have notified the Trustee in writing that the Holders of Notes will be required to provide such certification, identification, information or documentation, declaration or other reporting; (iv) any Mexican Withholding Taxes imposed at a rate in excess of 4.9% in the event that such Holder has failed to provide on a timely basis, at the reasonable request of the Issuer, information or documentation (not described in clause (iii) above) concerning such Holder’s eligibility, if any, for benefits under an income tax treaty that is in effect to which Mexico is a party that is necessary to determine the appropriate rate of deduction or withholding of Mexican Withholding Taxes under any such treaty; (v) any Mexican Withholding Taxes that would not have been so imposed but for the presentation by such Holder of this Note for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; (vi) any payment on this Note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of this Note, (vii) any withholding tax or deduction imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC or any other European Union directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such a directive, or (viii) a Note presented for payment by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union. All references in this Note or in the Indenture to principal, premium, if any, interest and Redemption Price or any other amount payable under or with respect to the Notes shall, unless the context otherwise requires, be deemed to mean and include all Additional Amounts, if any, payable in respect thereof as set forth in this paragraph (b).

(c)  Notwithstanding the foregoing, the limitations on the Issuer’s and the Guarantors’ obligation to pay Additional Amounts set forth in clauses (iii) and (iv) of paragraph (b) above shall not apply if the provision of the certification, identification, information, documentation, declaration or other evidence described in such clauses (iii) and (iv) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of this Note (taking into account any relevant differences between United States and Mexican law, regulation or administrative practice) than comparable information or other applicable reporting requirements imposed or provided for under United States federal income tax law (including the United States-Mexico Income Tax Treaty), regulation (including proposed regulations) and administrative practice. In addition, the limitations on the Issuer’s and the Guarantors’ obligation to pay Additional Amounts set forth in clauses (iii) and (iv) of paragraph (b) above shall not apply if Article 166, Section II, paragraph a) of the Mexican Income Tax Law (or a substantially similar successor of such provision) is in effect, unless (A) the provision of the certification, identification, information, documentation, declaration or other evidence described in clauses (iii) and (iv) is expressly required by statute, regulation, general rules or administrative practice in order to apply Article 166, Section II, paragraph a) of the Mexican Income Tax Law (or a substantially similar successor of such provision), the Issuer or the applicable Guarantor cannot obtain such certification, identification, information, documentation, declaration or evidence, or satisfy any other reporting requirements, on its own through reasonable diligence and the Issuer or the applicable Guarantor otherwise would meet the requirements for application of Article 166, Section II, paragraph a) of the Mexican Income Tax Law (or such successor provision) or (B) in the case of a Holder or beneficial owner of a Note that is a pension fund or other tax-exempt organization, such Holder or beneficial owner would be subject to Mexican Withholding Taxes at a rate less than that provided by Article 166, Section II, paragraph a) of the Mexican Income Tax Law (or such successor provision) if the information, documentation or other evidence required under clause (iv) of paragraph (b) above were provided. In addition, clauses (iii) and (iv) of paragraph (b) above shall not be construed to require that a non-Mexican pension or retirement fund, a non-Mexican tax-exempt organization or a non-Mexican financial institution or any other Holder or beneficial owner of this Note register with the Ministry of Finance and Public Credit of Mexico for the purpose of establishing eligibility for an exemption from or reduction of Mexican Withholding Taxes.

(d)  The Issuer or a Guarantor, as the case may be, will, upon written request, provide the Trustee, the Holders and the Paying Agents with a duly certified or authenticated copy of an original receipt of the payment of Mexican Withholding Taxes which such Issuer or Guarantor has withheld or deducted in respect of any payments made under or with respect to the Notes or the Guaranties, as the case may be.

(e)  Any reference herein or in the Indenture to principal, interest, Redemption Price or any other amount payable under or with respect to the Notes will be deemed also to refer to any Additional Amounts which may be payable under the undertakings referred to herein.

(f)  In the event that Additional Amounts actually paid with respect to this Note are based on rates of deduction or withholding of Mexican Withholding Taxes in excess of the appropriate rate applicable to the Holder or beneficial owner of this Note, and, as a result thereof, such Holder or beneficial owner is entitled to make a claim for a refund or credit of such excess, then such Holder or beneficial holder shall, by accepting this Note, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to the Issuer or the applicable Guarantor, as the case may be. However, by making such assignment, the Holder or beneficial owner makes no representation or warranty that the Issuer or the applicable Guarantor, as the case may be, will be entitled to receive such claim for a refund or credit and such Holder or beneficial owner incurs no other obligation with respect thereto.

6.  (a)  This Note may not be redeemed prior to the Stated Maturity, except as specified in paragraphs (b) and (c) below.

(b)  The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time, together, if applicable, with interest accrued to but excluding the date fixed for redemption, at par, on giving not less than 30 nor more than 60 days’ notice to the Holders of the Notes (which notice shall be irrevocable), if (i) the Issuer or any Guarantor certifies to the Trustee immediately prior to the giving of such notice that it has or will become obligated to pay Additional Amounts in excess of the Additional Amounts that it would be obligated to pay if payments (including payments of interest) on the Notes (or payments under the Guaranties with respect to interest on the Notes) were subject to Mexican Withholding Tax at a rate of 10%, as a result of any change in, amendment to, or lapse of, the laws, rules or regulations of Mexico or any political subdivision or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, an official interpretation or application of such laws, rules or regulations, which change or amendment becomes effective on or after the date of issuance of the Notes and (ii) prior to the publication of any notice of redemption, the Issuer or any Guarantor shall deliver to the Trustee an Officer’s Certificate stating that the obligation referred to in (i) above cannot be avoided by the Issuer or such Guarantor, as the case may be, taking reasonable measures available to it, and the Trustee shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the condition precedent set out in (i) above in which event it shall be conclusive and binding on the Holders of the Notes; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer or such Guarantor, as the case may be, would be obligated but for such redemption to pay such Additional Amounts were a payment in respect of the Notes then due and, at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

(c)  The Notes are subject to redemption upon not less than 30 nor more than 60 days’ notice by mail, in whole or in part, at any time or from time to time prior to Stated Maturity, at a Redemption Price equal to the sum of (A) 100% of the principal amount of such Notes and (B) the Make-Whole Amount (as defined below), plus accrued interest on the principal amount of the Notes to the date of redemption. “Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal and interest on the applicable Notes (exclusive of interest accrued to the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points over

(ii) the principal amount of such Notes. “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such Redemption Date. “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the Issuer. “Comparable Treasury Price” means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations (as defined below) for such Redemption Date. “Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, plus three other primary dealers selected by the Issuer, or their affiliates which are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in the City of New York (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer. “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such Redemption Date.

(d)  The Issuer or any Guarantor may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Issuer or any Guarantor may be held, resold (subject to compliance with applicable securities and tax laws) or surrendered to the Trustee for cancellation.

7.  This Note is not repayable prior to the Stated Maturity at the option of the Holder.

8.  If any of the following events (each, an “Event of Default”) occurs and is continuing, the Trustee, if so requested in writing by Holders of at least 20% in principal amount of the Notes then outstanding, shall give notice to the Issuer that the Notes are, and they shall immediately become, due and payable at their principal amount together with accrued interest:

(a)  Non-Payment:  default is made in payment of principal (or any part thereof) of or any interest on any of the Notes when due and such failure continues, in the case of non-payment of principal for seven days, or, in the case of non-payment of interest, for fourteen days after the due date; or

(b)  Breach of Other Obligations:  the Issuer defaults in performance or observance of or compliance with any of its other obligations set out in the Notes or the Guaranties or (insofar as it concerns the Notes or the Guaranties) the Indenture which default is incapable of remedy or, if capable of remedy, is not remedied within 30 days after written notice of such default shall have been given to the Issuer and the Guarantors by the Trustee; or

(c)  Cross-Default:  default by the Issuer or any of the Issuer’s Material Subsidiaries (as defined below) or the Guarantors or any of them or any of their respective Material Subsidiaries in the payment of the principal of, or interest on, any Public External Indebtedness (as defined below) of, or guaranteed by, the Issuer or any of the Issuer’s Material Subsidiaries or the Guarantors or any of them or any of their respective Material Subsidiaries, in an aggregate principal amount exceeding U.S. $40,000,000 or its equivalent, when and as the same shall become due and payable, if such default shall continue for more than the period of grace, if any, originally applicable thereto; or

(d)  Enforcement Proceedings:  a distress or execution or other legal process is levied or enforced or sued out upon or against any substantial part of the property, assets or revenues of the Issuer or any of the Issuer’s Material Subsidiaries or the Guarantors or any of them or any of their respective Material Subsidiaries and is not discharged or stayed within 60 days of having been so levied, enforced or sued out; or

(e)  Security Enforced:  an encumbrancer takes possession or a receiver, manager or other similar officer is appointed of the whole or any substantial part of the undertaking, property, assets or revenues of the Issuer or any of the Issuer’s Material Subsidiaries or the Guarantors or any of them or any of their respective Material Subsidiaries; or

(f)  Insolvency:  the Issuer or any of the Issuer’s Material Subsidiaries or the Guarantors or any of them or any of their respective Material Subsidiaries becomes insolvent or is generally unable to pay its debts as they mature or applies for or consents to or suffers the appointment of an administrator, liquidator, receiver or similar officer of the Issuer or any of the Issuer’s Material Subsidiaries or the Guarantors or any of them or any of their respective Material Subsidiaries or the whole or any substantial part of the undertaking, property, assets or revenues of the Issuer or any of the Issuer’s Material Subsidiaries or the Guarantors or any of them or any of their respective Material Subsidiaries or takes any proceeding under any law for a readjustment or deferment of its obligations or any part of them for insolvency, bankruptcy, concurso mercantil, reorganization, dissolution or liquidation or makes or enters into a general assignment or an arrangement or composition with or for the benefit of its creditors or stops or threatens to cease to carry on its business or any substantial part of its business; or

(g)  Winding-up:  an order is made or an effective resolution passed for winding up the Issuer or any of the Issuer’s Material Subsidiaries or the Guarantors or any of them or any of their respective Material Subsidiaries; or

(h)  Moratorium:  a general moratorium is agreed or declared in respect of any External Indebtedness (as defined below) of the Issuer or any of the Issuer’s Material Subsidiaries or the Guarantors or any of them or any of their respective Material Subsidiaries; or

(i)  Authorization and Consents:  any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required to be taken, fulfilled or done in order (i) to enable the Issuer lawfully to enter into, exercise its rights and perform and comply with its obligations under such Notes, the Indenture and the Guaranty Agreement or any of the Guarantors lawfully to enter into, perform and comply with its obligations under the Guaranty Agreement in relation to such Notes and (ii) to ensure that those obligations are legally binding and enforceable, is not taken, fulfilled or done within 30 days of its being so required; or

(j)  Illegality:  it is or becomes unlawful for (i) the Issuer to perform or comply with one or more of its obligations under any of such Notes, the Indenture or the Guaranty Agreement or (ii) the Guarantors or any of them to perform or comply with one or more of its obligations under the Guaranty Agreement with respect to such Notes; or

(k)  Control:  the Issuer ceases to be a public-sector entity of the Mexican Government or the Mexican Government otherwise ceases to control the Issuer or any Guarantor; or the Issuer or any of the Guarantors shall be dissolved, disestablished or suspends its respective operations, and such dissolution, disestablishment or suspension of operations is material in relation to the business of the Issuer and the Guarantors taken as a whole; or the Issuer, the Guarantors, and entities that they control cease to be, in the aggregate, the primary public-sector entities that conduct on behalf of Mexico the activities of exploration, extraction, refining, transportation, storage, distribution and first-hand sale of crude oil and exploration, extraction, production and first-hand sale of gas; for purposes of this provision, the term “primary” refers to the production of at least 75% of the barrels of oil equivalent of crude oil and gas produced by public-sector entities in Mexico; or

(l)  Disposals:

(i)  the Issuer ceases to carry on all or a substantial part of its business, or sells, transfers or otherwise disposes (whether voluntarily or involuntarily) of all or substantially all of its assets (whether by one transaction or a series of transactions whether related or not) other than (A) solely in connection with the implementation of the Ley de Petróleos Mexicanos (the “Petróleos Mexicanos Law”) or (B) to a Guarantor; or

(ii)  any Guarantor ceases to carry on all or a substantial part of its business, or sells, transfers or otherwise disposes (whether voluntarily or involuntarily) of all or substantially all of its assets (whether by one transaction or a series of transactions whether related or not) and such cessation, sale, transfer or other disposal is material in relation to the business of the Issuer and the Guarantors taken as a whole; or

(m)  Analogous Events:  any event occurs which under the laws of Mexico has an analogous effect to any of the events referred to in paragraphs (d) to (g) above; or

(n)  Guaranties:  the Guaranty Agreement is not (or is claimed by the Issuer or any of the Guarantors not to be) in full force and effect.

“External Indebtedness” means Indebtedness which is payable, or at the option of its Holder may be paid, (i) in a currency or by reference to a currency other than the currency of Mexico, (ii) to a person resident or having its head office or its principal place of business outside Mexico and (iii) outside the territory of Mexico.

“Guarantee” means any obligation of a person to pay the Indebtedness of another person, including without limitation:

(i) an obligation to pay or purchase such Indebtedness; or

(ii) an obligation to lend money or to purchase or subscribe for shares or other securities or to purchase assets or services in order to provide funds for the payment of such Indebtedness; or

(iii) any other agreement to be responsible for such Indebtedness.

“Indebtedness” means any obligation (whether present or future, actual or contingent) for the payment or repayment of money which has been borrowed or raised (including money raised by acceptances and leasing).

“Material Subsidiaries” means, at any time, each of the Guarantors and any Subsidiary of the Issuer or any of the Guarantors having, as of the end of the most recent fiscal quarter of the Issuer, total assets greater than 12% of the total assets of the Issuer, the Guarantors and their Subsidiaries on a consolidated basis.

“Public External Indebtedness” means any External Indebtedness which is in the form of, or represented by, notes, bonds or other securities which are for the time being quoted, listed or ordinarily dealt in on any stock exchange.

“Subsidiary” means, in relation to any person, any other person (whether or not now existing) which is controlled directly or indirectly by, or more than 50 percent of whose issued equity share capital (or equivalent) is then held or beneficially owned by, the first person and/or any one or more of the first person’s Subsidiaries, and “control” means the power to appoint the majority of the members of the governing body or management of, or otherwise to control the affairs and policies of, that person.

After any such acceleration has been made, but before a judgment or decree for the payment of money due based on acceleration has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if all Events of Default, other than the non-payment of the principal of the Notes that have become due solely by such declaration of acceleration have been cured or waived as provided in the Indenture.

9.  (a)  The Indenture permits, with certain exceptions as therein provided, amendments, modifications and supplements of the rights and obligations of the Issuer and the rights of the Holders of the Notes under the Indenture and the Notes at any time to be made by the Issuer and the Trustee with the consent of the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture or the Notes and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

(b)  For purposes of voting on amendments, waivers, modifications, acceleration and other actions by the Holders of the Notes, the Notes will be considered a single series with the Issuer’s 5.500% Notes due 2019 issued on February 4, 2016.

10.  The Issuer may from time to time without the consent of any Holder of Notes create and issue additional notes having the same terms and conditions as Notes previously issued (or the same except the first payment of interest or the issue price), which additional notes may be consolidated to form a single series with the outstanding Notes; provided that such additional notes do not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount than the Notes have as of the date of the issue of such additional notes.

11.  No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Issuer, which are absolute and unconditional, to pay the principal and premium (if any) of and interest on this Note (as such Notes may be amended, modified, supplemented or waived, as provided in the Indenture) at the times, place and rate, and in the coin or currency, herein prescribed.

12.  THIS NOTE SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - _____ Custodian _____ (Cust) (Minor)

TEN ENT - as tenants by the entireties	Under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right of survivorship and not as tenants in common
State

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address
including postal zip code of assignee

the within note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said note on the books of Petróleos Mexicanos, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

R-14